Exhibit 99.1

Amarantus Announces Issuance of Chinese Patent Covering Use of MANF for the
Treatment of Parkinson’s Disease

- Patent issuance will provide intellectual property protection in China for protein therapy, gene therapy and cell therapy applications of MANF -

SAN FRANCISCO, CA – January 29, 2016 – Amarantus Bioscience Holdings, Inc. (OTCQX: AMBS), a biotechnology company developing products in Regenerative Medicine, Neurology and Orphan diseases, today announced the issuance of Chinese patent number ZL2009801163060 entitled “Neurodegenerative Disorders” covering the use of MANF for the treatment of Parkinson’s disease and other neurodegenerative conditions. The claims issued extend patent coverage for MANF protein therapy, gene therapy and cell therapy applications into 2029.

“The Chinese market represents a potential significant market opportunity for Amarantus,” said Gerald E. Commissiong, President & CEO of Amarantus. “MANF has demonstrated proof of concept in various efficacy and delivery animal models of Parkinson’s disease. Going forward, the Company will look to partner the development of MANF with a group in China capable of bringing this technology to market in that region.”

The key claim issued in this patent is “Use of MANF for the manufacture of a medicament for administration to the substantia nigra region of the brain for treating Parkinson’s disease.” The substantia nigra is a key area of the brain where dopamine producing neurons degenerate in Parkinson’s disease. Additional claims covering combinations of MANF and other therapeutic moieties were also granted. This patent adds to Amarantus’ extensive international intellectual property portfolio covering compositions of matter, methods of use and formulations for MANF.

About Mesencephalic-Astrocyte-derived Neurotrophic Factor (MANF)

MANF (mesencephalic-astrocyte-derived neurotrophic factor) is believed to have broad potential because it is a naturally-occurring protein produced by the body for the purpose of reducing and preventing apoptosis (cell death) in response to injury or disease, via the unfolded protein response. By manufacturing MANF and administering it to the body, Amarantus is seeking to use a regenerative medicine approach to assist the body with higher quantities of MANF when needed. Amarantus is the front-runner and primary holder of intellectual property (IP) around MANF, and is initially focusing on the development of MANF-based protein therapeutics. MANF's lead indications are retinitis pigmentosa (RP) and retinal artery occlusion (RAO), and additional indications including Parkinson's disease, diabetes, and Wolfram's syndrome are currently being evaluated. Further applications for MANF may include Alzheimer's disease, traumatic brain injury (TBI), myocardial infarction, antibiotic-induced ototoxicity and certain other rare orphan diseases currently under consideration.

About Amarantus BioScience Holdings, Inc.

Amarantus BioScience Holdings (OTCQX:AMBS) is a biotechnology company developing treatments and diagnostics for diseases in the areas of regenerative medicine neurology, and orphan diseases. The Company has an exclusive worldwide license to intellectual property rights associated to Engineered Skin Substitute (ESS), an orphan drug designated autologous full thickness skin replacement product in development for the treatment of adult severe burns currently preparing to enter Phase 2 clinical studies. The Company is currently evaluating human clinical data from previously conducted studies in pediatric severe burns and Congenital Giant Hairy Nevus to support clinical development expansion into those areas. AMBS also has development rights to eltoprazine, a small molecule currently in a Phase 2b clinical program for Parkinson's disease levodopa-induced dyskinesia, with the potential to expand into adult ADHD and Alzheimer's aggression. AMBS owns the intellectual property rights to a therapeutic protein known as mesencephalic-astrocyte-derived neurotrophic factor (MANF) and is developing MANF as a treatment for orphan ophthalmic disorders, initially in retinitis pigmentosa (RP) and retinal artery occlusion (RAO). AMBS also owns the discovery of neurotrophic factors (PhenoGuard™) that led to MANF's discovery.

AMBS' Diagnostics division owns the rights to MSPrecise®, a proprietary next-generation DNA sequencing (NGS) assay for the identification of patients with relapsing-remitting multiple sclerosis (RRMS) at first clinical presentation, has an exclusive worldwide license to the Lymphocyte Proliferation test (LymPro Test®) for Alzheimer's disease, which was developed by Prof. Thomas Arendt, Ph.D., from the University of Leipzig, and owns intellectual property for the diagnosis of Parkinson's disease (NuroPro).

For further information please visit www.Amarantus.com, or connect with the Company on Facebook, LinkedIn, Twitter and Google+.

Forward-Looking Statements

Certain statements, other than purely historical information, including estimates, projections, statements relating to our business plans, objectives, and expected operating results, and the assumptions upon which those statements are based, are forward-looking statements. These forward-looking statements generally are identified by the words "believes," "project," "expects," "anticipates," "estimates," "intends," "strategy," "plan," "may," "will," "would," "will be," "will continue," "will likely result," and similar expressions. Forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties which may cause actual results to differ materially from the forward-looking statements. Our ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on our operations and future prospects on a consolidated basis include, but are not limited to: changes in economic conditions, legislative/regulatory changes, availability of capital, interest rates, competition, and generally accepted accounting principles. These risks and uncertainties should also be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.

Investor and Media Contact:

Ascendant Partners, LLC

Fred Sommer

732-410-9810

fred@ascendantpartnersllc.com

Source: Amarantus Bioscience Holdings, Inc.

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